Monthly Report - March 31, 2013

TriView Global Fund, LLC

The Net Asset Value of a unit as of March 31, 2013 was   $666.32    down    -1.02% from $673.16 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period

Year To Date

Net Asset Value (2,088.075 units) at February 28, 2013	$ 1,405,613.15	$ 779,573.69
Addition of 2.971 units on March 01, 2013	2,000.00	742,979.04
Redemption of 74.276 units on March 31, 2013	(50,000.00)	(133,463.43)

Net income (loss)

(13,798.47)

(45,274.62)

Ending Net Asset Value (2,016.770 units) at March 31, 2013

Net Asset Value per Unit at March 31, 2013

$

1,343,814.68    $

$

666.32

1,343,814.68

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts  11,489.65  27,541.38

Change in unrealized gain (loss) on open accounts  -  -

Interest income

0.88

Total: Income  11,489.65  27,542.26

Expenses:

Brokerage commissions

7,679.04

19,230.22

Opeating expenses  9,170.05  30,811.69

Incentive fee  1,173.62  2,919.31

Management fee  2,412.86  5,298.01

Continuing service fee

-

- Organizational & offering expenses

4,852.55

14,557.65

Total: Expenses   25,288.12  72,816.88

Net Income (Loss) - March 31, 2013

$

(13,798.47)   $

(45,274.62)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit